Filed Pursuant to Rule 433

Registration No. 333-168518

$1.45bln Hyundai Auto Receivables Trust 2012-B

Jt-Leads: BofAML, BAR, CA, RBC Class A Co-Mgrs: JPM/MUFJ/MIZ/PNC/SMBC

CL	$SIZEMM	WAL	MDY/SP	PWIN	E.FINAL	L.FINAL	BENCH	YIELD	PRICE	CPN

A1	341.00	0.32	P1/A1+	1-8	3/13	7/15/13	ILIB-25	0.29286	100.00000

A2	390.00	1.05	Aaa/AAA	8-18	1/14	1/15/15	EDSF+6	0.544	99.99646	0.54

A3	469.00	2.10	Aaa/AAA	18-34	5/15	9/15/16	ISWP+10	0.629	99.98296	0.62

A4	181.94	3.30	Aaa/AAA	34-46	5/16	3/15/18	ISWP+20	0.817	99.98171	0.81

B	27.67	3.96	Aa2/AA+	46-49	8/16	3/15/18	ISWP+70	1.398	99.98481	1.39

C	42.62	4.07	A2/A	49-49	8/16	10/15/18	ISWP+125	1.964	99.97650	1.95

TICKER	:	HART 12-B	REGISTRATION	:	Public
EXPECTED SETTLE	:	7/19/12	EXPECTED RATINGS	:	Moodys/S&P
FIRST PAY	:	8/15/12	PXG SPEED	:	1.3% ABS to 5% Call
ERISA ELIGIBLE	:	Yes	BILL & DELIVER	:	BofAML

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.